Exhibit 20.1

                                November 1, 2005




TO:         All Limited Partners in the Geodyne Energy Income
            Limited Partnership I-D

RE:         Election to extend term of Partnership



     As previously described to you, the limited partnership agreement (the "Agreement") for the Geodyne Energy Income Limited Partnership I-D (the "Partnership") provides that the Partnership will automatically terminate and dissolve on December 31, 2005.

     The Agreement gives Geodyne Resources, Inc., as General Partner, an option to extend the term of the Partnership for up to five additional two year terms. To date, the General Partner has exercised three of those options.

     The General Partner is hereby notifying you that it has decided to extend the term of the Partnership for a fourth two-year term until December 31, 2007. Accordingly, the new termination date for the Partnership will be December 31, 2007.

     If you have any questions concerning the Partnership's extension, please contact Geodyne Investor Services at 918-583-1791 or 888-436-3963.

                                    Very truly yours,

                                    GEODYNE RESOURCES, INC.
                                    General Partner

                                    //s// Dennis R. Neill

                                    Dennis R. Neill
                                    President